                                                                     EXHIBIT 2.3

                                ESCROW AGREEMENT


                  THIS ESCROW AGREEMENT is made and entered into as of September 10, 1999, by and among eSoft, Inc., a Delaware corporation ("Parent"), eSoft Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Brian E. Cohen (the "Representative") a representative of the stockholders of Technologic, Inc., a Georgia corporation (the "Company"), and Norwest Bank Colorado, N.A. (the "Escrow Agent").


                  1. This Escrow Agreement is entered into pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 10, 1999 (the "Merger Agreement") executed by and among Parent, Merger Sub, and the Company, pursuant to which Merger Sub shall be merged with and into the Company with the Company surviving. This Escrow Agreement shall be without force and effect until such time as Escrow Agent receives shares of common stock, $.01 par value, of Parent (the "Parent Common Stock"), such Parent Common Stock to be delivered by Parent from time to time pursuant to Section 9.1 of the Merger Agreement (collectively, the "Stock Deposits"). The certificates representing the Stock Deposits shall be issued in the name of the Escrow Agent or its nominee. Upon receipt of the Stock Deposits, together with any dividends or distributions with respect thereto relating to record dates for such dividends or distributions after the date hereof (collectively, the "Distribution Deposits"), the Escrow Agent shall hold the Stock Deposits and the Distribution Deposits in trust (the Stock Deposits and the Distribution Deposits are referred to hereinafter as the "Deferred Merger Consideration Fund"), to be disbursed as set forth under this Escrow Agreement.

                  2. At any time on or before the date that is the earlier of twelve months after the Closing Date (as defined in the Merger Agreement) or the date on which Parent publishes audited financial statements for the fiscal year ended December 31, 1999 (the "Survival Date"), Parent may give one or more written notices to Escrow Agent and the Representative that Parent seeks payment of a claim (pursuant to Section 9.5 of the Merger Agreement) from the Deferred Merger Consideration Fund, which written notice shall state the nature and basis of such Claim and Parent's estimate of the amount thereof. The failure to so notify the Representative shall in no case prejudice the rights of Parent under this Agreement unless the Stockholders (as defined in the Stockholders' Agreement dated September 10, 1999 by and between Parent and the stockholders of the Company listed therein (the "Stockholders' Agreement")) shall be materially prejudiced by such failure, and then only to the extent of such prejudice. Upon receipt of notice of any such Claim from Parent, Escrow Agent shall, on the tenth day after receipt of such notice, deliver to Parent the amount of the Claim stated in the notice, in securities valued at a price per share equal to $4.00; provided, however, that if the Representative shall have delivered to the Escrow Agent a notice of objection to the payment of a Claim, the Escrow Agent shall not make any payment with respect to such Claim until the Escrow Agent receives (i) a notice signed jointly by Parent and the Representative that contains joint instructions to the Escrow Agent as to the delivery of all or any portion of the Deferred Merger Consideration Fund with respect to such Claim, or
(ii) a final, non-appealable order of the arbitrators referred to in Sections
1.5 of the Stockholders' Agreement resolving the objection, after which the Escrow Agent shall promptly deliver all or any portion of the Deferred Merger Consideration Fund with respect to such Claim in accordance with the decision of said arbitrators. Pending the receipt of such joint written instructions or final order, Escrow Agent shall segregate from the Deferred Merger Consideration Fund such amount in cash or securities, valued at a price per share at a price per share equal to $4.00 per share, sufficient to discharge the Claim in full.

                  3. Within three business days after the Survival Date, the Escrow Agent shall give the Representative and Parent written notice of its intent to distribute any Deferred Merger Consideration to the Company's Stockholders (other than holders of Dissenting Shares (as defined in the Merger Agreement). Such notice shall state the total amount in the Deferred Merger Consideration Fund, the amount paid by the Escrow Agent on account of Claims presented by Parent, the amount segregated from the Deferred Merger Consideration Fund to pay Claims that are then in dispute or disputable, and the initial number of shares of Parent Common Stock immediately available for distribution (the "Initial Distribution Amount") to the Company's Stockholders (other than holders of Dissenting Shares) on such date. The Escrow Agent shall, on the tenth day after delivery of such notice, deliver to the Company's Stockholders (other than holders of Dissenting Shares) at such Stockholders' last known addresses each Stockholder's pro rata share of the Initial Distribution Amount (such pro rata share to be determined pursuant to Section 4 hereof); provided, however, that if the Representative


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or Parent shall have delivered to the Escrow Agent a notice of objection to the distribution of the Initial Distribution Amount, the Escrow Agent shall not make any distribution with respect to such Initial Distribution Amount until the Escrow Agent receives joint written instructions from the Representative and Parent or a final order from an arbitration conducted in accordance with Sections 1.5 of the Stockholders' Agreement. Within ten days of the resolution of all disputes involving any unpaid Claim for which Parent has delivered notice to the Escrow Agent in accordance with Section 2 hereof, the Escrow Agent shall calculate the remaining number of shares of Parent Common Stock available for distribution (the "Final Distribution Amount") to the Company's Stockholders (other than holders of Dissenting Shares) and shall provide this information to the Representative. The Escrow Agent shall deliver to the Company's Stockholders (other than holders of Dissenting Shares) at such Stockholders' last known addresses each Stockholder's pro rata share of the Final Distribution Amount (such pro rata share to be determined pursuant to Section 4 hereof).

                  4. Upon receipt of a notice from the Escrow Agent with respect to any distribution to Stockholders, the Representative shall determine each Stockholder's pro rata share of the Initial Distribution Amount and the Final Distribution Amount by reference to the percentage interest indicated next to each such Stockholder's name in the table of Stockholder interests attached hereto as Exhibit A.

                  5. Upon the receipt by the Escrow Agent of any notice from Parent that Parent is soliciting the vote or consent of any holder of Parent Common Stock, the Escrow Agent shall promptly deliver to the Company's Stockholders (other than holders of Dissenting Shares) at such Stockholders' last known addresses a notice of such solicitation and shall request that each such Stockholder deliver to the Escrow Agent instructions with respect to the voting or consent of the shares of Parent Common Stock beneficially owned by such Stockholder and held of record by the Escrow Agent. The Escrow Agent shall timely vote the shares of Parent Common Stock held in the Deferred Merger Consideration Fund, to the extent practicable, in accordance with instructions received by the Escrow Agent from such Stockholders.

                  6. Any portion of the Deferred Merger Consideration Fund that remains unclaimed by the former stockholders of the Company two years after the Effective Time shall be delivered to the Company.

                  7. Upon delivery of the Deferred Merger Consideration Fund to Parent or the Stockholders, as the case may be, this Escrow Agreement shall be deemed to be terminated and the Escrow Agent shall be released and discharged from all further obligations hereunder. Notwithstanding anything herein to the contrary, all notices or instructions to the Escrow Agent hereunder shall be in writing, and the Escrow Agent shall have no obligation to act on notice or instructions that are not in writing.

                  8. In the event of the resignation of the Representative, the resigning Representative shall appoint a successor either from among the Stockholders or another person who shall otherwise be acceptable to Parent and who shall agree in writing to accept such appointment, and the resigning Representative's resignation shall not be effective until such a successor shall have been appointed. If the Representative should die or become incapacitated, his successor shall be appointed within 30 days of his death or incapacity by a majority of the Stockholders, voting together as a class, and such successor either shall be a Stockholder or another person otherwise acceptable to Parent. The choice of a successor Representative appointed in any manner permitted above shall be final and binding upon all of the Stockholders. The decisions and actions of any successor Representative shall be, for all purposes, those of the Representative as if originally named herein.

                  9. If at any time Escrow Agent shall receive a notice signed jointly by Parent and the Representative containing instructions to Escrow Agent regarding the disposition of the Deferred Merger Consideration Fund or any portion thereof or any matter related thereto, Escrow Agent shall comply with such instructions. Similarly, if at any time Escrow Agent shall receive a notice signed jointly by Parent and the Representative that this Escrow Agreement has been terminated, Escrow Agent shall deliver the Deferred Merger Consideration Fund in accordance with the joint instructions contained in such notice and upon such delivery this Escrow Agreement shall be deemed terminated and Escrow Agent shall be released and discharged from all further obligations hereunder.

                  10. Escrow Agent shall not be responsible for the performance of any agreement between the parties hereto except for those agreements and duties that are explicitly set forth herein. It is understood and agreed that the duties


                                        2

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of Escrow Agent hereunder are purely ministerial in nature and that it shall not be liable for any error or judgment regarding fact or law, or for any act done or omitted to be done, except for its own negligence or willful misconduct. Escrow Agent's determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Escrow Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject it to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper or incorrect, provided only that Escrow Agent shall not have been guilty of negligence or willful misconduct in making such determination. The Escrow Agent shall not be obligated to take any legal or other action hereunder that might in its judgment involve expense or liability unless it shall have been furnished with indemnity acceptable to it.
In addition, the Escrow Agent may consult counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

                  11. Escrow Agent shall not be responsible for the genuineness, accuracy, or validity of any document or item deposited with it or any notice or instruction given to it, and it is fully protected in acting in accordance with any written instruction or instrument given to it hereunder and reasonably believed by it to have been signed by the proper parties. Each party hereto represents and warrants that this Escrow Agreement has been duly and validly authorized, executed, and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  12. If at any time Escrow Agent shall receive conflicting notices, claims, demands, or instructions with respect to the Deferred Merger Consideration Fund, or if for any other reason it shall be unable in good faith to determine the party or parties entitled to receive any part of the Deferred Merger Consideration Fund, Escrow Agent may refuse to make any payment and retain the Deferred Merger Consideration Fund in its possession until Escrow Agent shall have received instructions in writing signed jointly by Parent and the Representative, or until directed by a final, non-appealable order of the arbitrators referred to in Sections 1.5 of the Stockholders' Agreement, whereupon Escrow Agent shall make such disposition in accordance with such joint instructions or order.

                  13. (a) Neither the Escrow Agent nor any of its directors, officers, or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, or employees hereunder except in the case of negligence, bad faith, or willful misconduct. Parent covenants and agrees to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability, or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Escrow Agreement or with the administration of its duties hereunder, including, but not limited to, legal fees and expenses and other costs and expenses of defending or preparing to defend against any claim of liability in the premises, unless such loss, liability, or expense shall be caused by the Escrow Agent's negligence, bad faith or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special, or consequential damages.

                           (b) Parent agrees to assume any and all obligations
imposed now or hereafter by any applicable tax law with respect to the payment of funds or other property under this Escrow Agreement, and to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties, and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Escrow Agreement. Parent undertakes to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments, or other governmental charges, certifications, and governmental reporting in connection with its acting as Escrow Agent under this Escrow Agreement. Parent agrees to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments, or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Escrow Agreement, including costs, expenses (including reasonable legal fees and expenses), interest, and penalties.

                  14. Escrow Agent may resign at any time upon giving the parties hereto ten days' prior written notice to that effect. In such event, the successor escrow agent shall be such person, firm, or corporation as shall be mutually selected by Parent and the Representative. It is understood and agreed that such resignation shall not be effective until a successor agrees to act as escrow agent hereunder; provided, however, if no successor is appointed and acting hereunder


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within ten days after such notice is given, Escrow Agent may pay and deliver the
Deferred Merger Consideration Fund into any court of competent jurisdiction and may apply to any court of competent jurisdiction for the appointment of a successor escrow agent. The provisions of Section 14 hereof shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.

                  15. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, two days after deposit in the mail if mailed by certified mail, return receipt requested, or when received if delivered via Federal Express or similar overnight courier service, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

                  If to Parent:

                                    eSoft, Inc.
                                    295 Interlocken Boulevard, Suite 500
                                    Broomfield, Colorado 80021
                                    Attention:  Jeffrey Finn
                                    Fax No.:  (303) 444-1640
                                    Tel. No.: (303) 444-1600

                  and:              Davis, Graham & Stubbs LLP
                                    370 - 17th Street, Suite 4700
                                    Denver, Colorado  80202
                                    Attention:  Lester R. Woodward, Esq.
                                    Fax No.:   (303) 892-7392
                                    Tel. No.:  (303) 893-1379

                  If to the Representative:

                                    Brian E. Cohen
                                    Technologic, Inc.
                                    2990 Gateway Drive, Suite 950
                                    Norcross, Georgia 30071
                                    Fax No.:   (770) 448-0334
                                    Tel. No.:  (770) 448-4547

                  With a copy to:

                                    Smith, Gambrell & Russell, LLP
                                    1230 Peachtree Street, N.E., Suite 3100
                                    Atlanta, Georgia  30309
                                    Attn: Brian T. Nash, Esq.
                                    Fax No.:   (404) 685-7012
                                    Tel. No.:  (404) 815-3712


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                  If to Escrow Agent:

                                    Norwest Bank Colorado, N.A.
                                    Corporate Trust and Escrow Services
                                    1740 Broadway
                                    MAC C7301-024
                                    Denver, Colorado 80274
                                    Attn: Leigh M. Lutz
                                    Fax No.:   (303) 863-5645
                                    Tel. No.:  (303) 863-6450

                  16. Parent agrees to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with Exhibit B attached hereto, which may be subject to change on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all expenses incurred in connection with the administration of the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

                  17. Parent and Representative hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts of the State of Colorado, and of any federal court located in said the State of Colorado having jurisdiction over such matters, in connection with any actions or proceedings brought against Parent and/or Representative by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, Parent and Representative hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration, or other process and hereby absolutely and irrevocably agree that service thereof may be made by certified or registered first class mail directed to Parent and Representative, as the case may be, at their respective addresses in accordance with Section 15 hereof.

                  18. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Subject to the limitations set forth in Section 14 above, such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

                  19. This Escrow Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers, and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic, or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile, or further reproduction shall likewise to be admissible in evidence.

                  20. This Escrow Agreement, the Merger Agreement and the Stockholders' Agreement contain the entire agreement among the parties with respect to the subject matter hereof. This Escrow Agreement may not be amended, supplemented, or discharged, and no provision hereof may be modified or waived except by an instrument in writing signed by all of the parties hereto. No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party.

                  21. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  22. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts transmitted by fax shall be effective as originals.

                             SIGNATURE PAGE FOLLOWS


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                  IN WITNESS WHEREOF, the undersigned have executed this Escrow
Agreement as of the date first set forth above, to be effective as set forth in
Section 1 hereof.

                                                 ESCROW AGENT:

                                                 Norwest Bank Colorado, N.A.


                                                 By:   /s/ Leigh M. Lutz
                                                    ----------------------------
                                                     Name: Leigh M. Lutz
                                                     Title: Vice President



                                                 PARENT:

                                                 eSOFT, INC.


                                                 By:   /s/ Jeffrey Finn
                                                    ----------------------------
                                                    Name:  Jeffrey Finn
                                                    Title: President


                                                 THE REPRESENTATIVE:


                                                       /s/ Brian E. Cohen
                                                    ----------------------------
                                                     Name: Brian E. Cohen


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                                    EXHIBIT A

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
   STOCKHOLDER                PERCENTAGE
     NAME                      INTEREST
Brian E. Cohen                 27.55%
Perry B. Flinn                 18.37%
Eric S. Bleke                  16.53%
Michael C. McChesney           13.33%
Steven M. Kramer                8.54%
Robin K. Cutshaw                3.67%
Charles T. Watt                 3.30%
Ken "Dutch" Schultz             2.79%
John R. Adams                   2.20%
Nicholas Hammond                2.20%
Ferrell Moultrie                1.10%
Marc Winn                       0.37%